Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-237332) and related Prospectus of Verastem, Inc. for the registration of 46,511,628 shares of its common stock and to the incorporation by reference therein of our reports dated March 11, 2020, with respect to the consolidated financial statements of Verastem, Inc., and the effectiveness of internal control over financial reporting of Verastem, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Boston, Massachusetts
April 14, 2020